                                   EXHIBIT 11
                      MEDIQ INCORPORATED AND SUBSIDIARIES
                      COMPUTATION OF NET INCOME PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                                THREE MONTHS ENDED     SIX MONTHS ENDED
                                                                    MARCH 31,             MARCH 31,
                                                               --------------------  --------------------
                                                                 1994       1993       1994       1993
                                                               ---------  ---------  ---------  ---------
COMPUTATION OF PRIMARY EARNINGS PER SHARE:
Net Income (loss)............................................  $     174  $     928  $  (1,088) $   2,842
                                                               ---------  ---------  ---------  ---------
                                                               ---------  ---------  ---------  ---------
Weighted average of primary shares:
  Common stock...............................................     17,517     17,181     17,463     17,063
  Preferred stock............................................      6,448      6,574      6,452      6,664
  Assumed conversion of options..............................        427        624        435        641
                                                               ---------  ---------  ---------  ---------
  Total......................................................     24,392     24,379     24,350     24,368
                                                               ---------  ---------  ---------  ---------
                                                               ---------  ---------  ---------  ---------
Primary Earnings (Loss) Per Share............................  $     .01  $     .04  $    (.04) $     .12
                                                               ---------  ---------  ---------  ---------
                                                               ---------  ---------  ---------  ---------
COMPUTATION OF FULLY DILUTED EARNINGS PER SHARE (1):
Net Income (loss)............................................  $     174  $     928  $  (1,088) $   2,842
                                                               ---------  ---------  ---------  ---------
                                                               ---------  ---------  ---------  ---------
Weighted average of fully diluted shares:
  Common stock...............................................     17,517     17,181     17,463     17,063
  Preferred stock............................................      6,448      6,574      6,452      6,664
  Assumed conversion of options..............................        429        653        436        697
                                                               ---------  ---------  ---------  ---------
  Total......................................................     24,394     24,408     24,351     24,424
                                                               ---------  ---------  ---------  ---------
                                                               ---------  ---------  ---------  ---------
Fully Diluted Earnings (Loss) Per Share......................  $     .01  $     .04  $    (.04) $     .12
                                                               ---------  ---------  ---------  ---------
                                                               ---------  ---------  ---------  ---------

- - ------------------
(1) This calculation is submitted in accordance with Regulation S-K item 601(b)(11) although not required by footnote 2 to paragraph 14 of APB opinion No. 15, because it is anti-dilutive or results in dilution of less than 3%.

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